Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact: Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
CLOSES $54 MILLION SALE/LEASEBACK TRANSACTION
Results in Approximate $13.0 Million Gain and Further Reduction in Debt
DALLAS – (BUSINESS WIRE) –May 31, 2006 – Capital Senior Living Corporation (NYSE:CSU) (the “Company”), one of the country’s largest operators of senior living communities, today announced that it has completed a previously announced three community sale/leaseback transaction valued at approximately $54.0 million
The three communities being sold by the Company and leased back are Crosswood Oaks in Citrus Heights, CA, The Veranda Club in Boca Raton, FL and Tesson Heights in St. Louis, MO. The communities comprise 447 units of independent living, 47 units of assisted living and total resident capacity of 560.
The Company will record a gain of approximately $13.0 million on the sale of these three communities, with the gain to be recognized equally over the initial ten-year term of the lease. The triple net operating lease will have two ten-year renewal options beyond the initial term. The initial lease rate is 8% and is subject to CPI-based escalation provisions pursuant to the terms of the lease.
With the completion of this sale/leaseback transaction, the purchaser has assumed approximately $29.3 million of debt with a fixed interest rate of 8.2%. This will effectively reduce the Company’s interest expense by approximately $2.4 million per year. Net proceeds to the Company, after the assumption of debt, are expected to be approximately $24.0 million, net of transaction costs. The Company expects to complete a significant refinancing in June, which will utilize approximately $15 million of these proceeds to pay down additional debt resulting in further interest expense savings of more than $3.5 million per year from current levels.
“This sale/leaseback transaction furthers our 2006 business plan which is focused on providing significant income and asset growth potential, strengthening our balance sheet and maximizing our return on invested capital,” commented Lawrence A. Cohen, Chief Executive Officer. “This transaction is immediately accretive and will have a positive impact on earnings that will extend for the initial ten-year lease term. In addition, the Company will decrease its interest costs through the assumption of our debt and the pay down of additional debt as previously announced. This transaction also provides cash for future investment opportunities. This structure enables us to convert equity in our communities to cash, while retaining the management and net operating income from the property.”
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ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 59 senior living communities in 21 states with an aggregate capacity of approximately 9,000 residents, including 34 senior living communities which the Company owns or in which the Company has an ownership interest, 11 leased communities and 14 communities it manages for third parties. In the communities operated by the Company, 80 percent of residents live independently, 18 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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